Exhibit 99.2
Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     The following share and per share information has been retroactively restated to give effect to the September 2008 1-for-10 reverse stock split – See “Recent Developments” in Exhibit 99.1.
     MacAndrews & Forbes, which is wholly-owned by Ronald O. Perelman, at December 31, 2007 beneficially owned (i) 27,673,204 shares of Class A Common Stock (2,081,933 of which were owned by REV Holdings, 25,287,770 of which were beneficially owned by MacAndrews & Forbes and 303,500 of which were owned directly by Mr. Perelman) and (ii) all of the outstanding 3,125,000 shares of Revlon, Inc.’s Class B Common Stock.
     Based on the shares referenced in clauses (i) and (ii) above, and including Mr. Perelman’s vested stock options, Mr. Perelman, directly and indirectly, through MacAndrews & Forbes, at December 31, 2007, beneficially owned approximately 58% of Revlon, Inc.’s Class A Common Stock, 100% of Revlon, Inc.’s Class B Common Stock, together representing approximately 60% of Revlon, Inc.’s outstanding shares of Common Stock and approximately 74% of the combined voting power of the outstanding shares of Revlon, Inc.’s Common Stock. The remaining 20,323,482 shares of Class A Common Stock outstanding at December 31, 2007 were owned by the public.
     Revlon, Inc.’s Class A Common Stock is listed and traded on the New York Stock Exchange (the “NYSE”). As of December 31, 2007, there were 932 holders of record of Class A Common Stock. No cash dividends were declared or paid during 2007 by Revlon, Inc. on its Common Stock. The terms of the 2006 Credit Agreements, the MacAndrews & Forbes Senior Subordinated Term Loan Agreement and the 9 1/2% Senior Notes indenture currently restrict Products Corporation’s ability to pay dividends or make distributions to Revlon, Inc., except in limited circumstances.
     The table below shows the high and low quarterly stock prices of Revlon, Inc.’s Class A Common Stock on the NYSE consolidated tape for the years ended December 31, 2007 and 2006 (as adjusted for the September 2008 1-for-10 reverse stock split).

	Year Ended December 31, 2007 (a)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
High	$14.90	$14.60	$13.80	$12.60
Low	10.50	10.40	10.30	10.00

	Year Ended December 31, 2006 (a)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
High	$37.40	$36.10	$14.50	$17.10
Low	30.00	12.40	8.70	11.10

(a)	Represents the closing price per share of Revlon, Inc.’s Class A Common Stock on the NYSE consolidated tape, as adjusted for the September 2008 1-for-10 reverse stock split. The Company’s stock trading symbol is “REV”.